Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated May 8, 2019, relating to our audits of the consolidated financial statements, together with the notes thereto, of (i) AppRiver, LLC as of October 4, 2017 and for the period from January 1, 2017 to October 4, 2017 and (ii) AR Topco, LLC and its subsidiaries as of December 31, 2017 and for the period from October 5, 2017 to December 31, 2017, which appear in Exhibits 99.3 and 99.4 of Zix Corporation’s Amended Current Report on Form 8-K/A dated May 8, 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Baker Tilly Virchow Krause, LLP

Minneapolis, Minnesota
June 1, 2020